EXHIBIT 23.2



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form S-3 of Focus Enhancements, Inc. of our report (which expresses an unqualified opinion and includes an explanatory paragraph regarding the uncertainty of the Company's ability to continue as a going concern) dated October 24, 2003 (February 16, 2004, as to Note 2) with respect to the consolidated September 30, 2003 and 2002 financial statements of Visual Circuits, Incorporated appearing in the current report on Form 8-K/A dated July 20, 2004 and to the reference to our Firm under the heading "Experts"in the Prospectus, which is part of this Registration Statement.


MCGLADREY & PULLEN LLP



Minneapolis, Minnesota
January 26, 2005




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